Exhibit 99.1

Contact Information:
CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Kelviz Lim Kok Siak, VP of Finance
(646) 213 1916	+86 10 5962 1220
crocker.coulson@ccgir.com	kelviz@chinaagritech.com

FOR IMMEDIATE RELEASE

China Agritech to Export Products to Egypt

Beijing, China - July 9, 2008 - China Agritech, Inc. (OTC BB: CAGC) (“China Agritech” or “the Company”), a leading liquid organic fertilizer manufacturer in China, today announced that it has entered into a contract with AL-WAHA KHDRAA CO., a subsidiary of AL Ezz Group, a distributor of agricultural and fertilizer products to the Middle East and Africa

AL Ezz Group began working with China Agritech over a year ago to conduct product testing which was monitored by the Egyptian government. The test results were positive and China Agritech’s Green Vitality liquid fertilizer demonstrated superior quality compared to local brands. As a result, the Egyptian government has authorized test sales of Green Vitality in small quantities. The initial contract is for 10,000 liters of Green Vitality liquid fertilizer worth $75,000. Orders are expected to increase significantly once Green Vitality liquid fertilizer is certified by Egypt’s Ministry of Agriculture and large scale sales are permitted. China Agritech expects to achieve certification by the end of 2008. All current and future sales will be made in compliance with all applicable U.S. laws and regulations.

“We are glad to report our entry into the Egyptian market. Following successful product testing, Green Vitality demonstrated superior quality and is in compliance with local industry standards.” commented Mr. Yu Chang, CEO of China Agritech, “We view this as a milestone for our company, which provides international recognition for the high quality of our products. We plan to leverage our product offerings and brand reputation to expand our product sales into select international markets which will result in revenue growth in the future. ”

About AL EZZ Group

AL Ezz Group is a leading Arabian company trading in fertilizers & agrochemical products. The Group has its main office in Egypt with branch offices in Jordan and Iraq. The main business of the Group includes exporting agricultural products and importing agrochemicals, such as pesticides, fertilizers, etc. For more information visit www.alezzgroup.com

About China Agritech Inc.

China Agritech is engaged in the development, manufacture and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells it products to farmers located in twenty provinces of China including: Hainan, Anhui, Hubei, Jiangsu, Jiangxi, Guangxi, Liaoning, Shanxi Heilongjiang, Hebei, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan, Chongqing and Guizhou. For more information visit www.chinaagritechinc.com

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech’s products, China Agritech’s ability to sustain growth for the balance of the year and China Agritech’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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